EXHIBIT 4.02


         SECOND AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT dated as of March 31, 2004 (the "Amendment") among VOLT FUNDING CORP. (the "Seller"), THREE RIVERS FUNDING CORPORATION ("TRFCO") and VOLT INFORMATION SCIENCES, INC. ("Volt").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the Seller, TRFCO and Volt are parties to a Receivables Purchase Agreement dated as of April 12, 2002, as amended by a First Amendment to Receivables Purchase Agreement dated as of June 3, 2002 (the "RPA");

         WHEREAS, the parties desire to amend the RPA;

         NOW, THEREFORE, the parties agree as follows:

SECTION 1. DEFINITIONS

         Defined terms used herein and not defined herein shall have the meanings assigned to such terms in the RPA.

SECTION 2.  AMENDMENT OF RPA


         The parties hereto agree that, effective as provided in Section 3 hereof:

(i)               The definition of "Maximum Net Investment" set forth in
                  Section 1.01 of the RPA is amended by replacing the dollar amount "$100,000,000" set forth therein with the dollar amount "$150,000,000."

(ii)              The definition of "Concentration Limit" set forth in Section
                  1.01 of the RPA is amended by replacing the language "four percent (4%)" and "4%" in each place set forth therein with the language "three and a half percent (3.5%)" and "3.5%," respectively.

(iii)             The definition of "Concentration Limit" set forth in Section
                  1.01 of the RPA is amended by adding the following language at the end thereof:

                           "Notwithstanding the foregoing, the applicable Concentration Limit may be increased in respect of any particular Obligor with the prior written consent of the Buyer ."

(iv)              The definition of "Credit Enhancement Floor" set forth in
                  Section 1.01 of the RPA is amended by replacing the language "sixteen percent (16%)" set forth therein with the language "fourteen percent (14%)."

(v) Clause (q) of the definition of "Eligible Receivable" set forth in Section 1.01 of the RPA is amended to read in its entirety as follows:

                           "(q) such Receivable must, by its terms, require full payment in respect thereof to be made no later than 60 days after the date the original invoice with respect thereto was sent to the related Obligor;"

(vi) The definition of "Expiration Date" set forth in Section 1.01 of the RPA is amended by (i) replacing the date "April 8, 2005" set forth therein with the date "April 3, 2006" and (ii) removing the proviso set forth at the end of clause (i) therein.

(vii)             The definition of "Facility Fee Amount" set forth in Section
                  1.01 of the RPA is amended to add the word "Maximum" before the words "Net Investment" set forth in clause (ii) therein.

(viii) Section 2.03(b) of the RPA is amended to insert the language ", on any date other than a Settlement Date," after the language "If at any time the Seller shall wish to cause the reduction of the Net Investment" set forth at the beginning of such Section 2.03(b).

SECTION 3.  CONDITIONS PRECEDENT

Upon execution and delivery of this Amendment by the parties hereto, the amendments set forth herein shall become effective, automatically and without any further approval, consent or other action by any party hereto, upon the later to occur of (i) the date TRFCO shall have received the favorable written opinion of Jenkens & Gilchrist Parker Chapin LLP, counsel to the Seller and Volt, regarding this Amendment and the RPA (as amended by this Amendment), substantially to the effect as set forth in that firm's comparable opinion dated April 15, 2002 (and also substantially to the effect as set forth in Howard B. Weinreich's comparable opinion dated April 15, 2002, except insofar as Mr. Weinreich instead re-renders any such opinion, which shall also be in that event substantially to the effect as set forth in his comparable opinion dated April 15, 2002), with such or each such opinion to be in form and substance reasonably acceptable to TRFCO and (ii) the earlier to occur of (such earlier to occur, the "Effectiveness Trigger Event") (x) the receipt by Volt of any and all necessary consents to the execution and delivery of this Amendment under that certain Credit Agreement dated as of April 12, 2002 (as amended from time to time) among Volt, JPMorgan Chase Bank (as administrative agent) and certain other persons (the "Volt Credit Agreement"); and (y) the repayment of all indebtedness under the Volt Credit Agreement and termination of any and all lending commitments thereunder. Volt shall provide Seller and TRFCO prompt notice of the occurrence of the Effectiveness Trigger Event.


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SECTION 4.  GOVERNING LAW

THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS RULES (OTHER THAN SECTION 5-1401 OF NEW YORK'S GENERAL OBLIGATIONS LAW).

SECTION 5.  EXECUTION IN COUNTERPARTS

This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed to be an original and all of which, when taken together, shall constitute one and the same Amendment. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 6.  CONFIRMATION OF AGREEMENT

Each of the parties to the RPA agree that, except as amended hereby, the RPA continues in full force and effect. The Seller and Volt acknowledge and agree that the definition of Eligible Receivable as used in the Sale Agreement shall be effectively amended, through cross-reference to the RPA, by this Amendment. The Seller and Volt hereby represent and warrant that, after giving effect to the effectiveness of this Amendment, their respective representations and warranties contained in the RPA are true and correct in all material respects upon and as of such effectiveness with the same force and effect as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date).


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their authorized officers as of the day and year first above written.

                           VOLT FUNDING CORPORATION


                           By:___________________________________
                              Authorized Signatory


                           VOLT INFORMATION SCIENCES, INC.


                           By:___________________________________
                              Authorized Signatory


                           THREE RIVERS FUNDING CORPORATION


                           By:___________________________________
                              Authorized Signatory